Exhibit 99.1

Columbia Laboratories Reports Third Quarter 2014 Financial Results

BOSTON, October 28, 2014 /PRNewswire/ — Columbia Laboratories, Inc. (Nasdaq: CBRX) (“Columbia” or “the Company”) today announced financial results for the three and nine-month periods ended September 30, 2014.

Third Quarter Financial Highlights

•	Total revenues of $11.5 million, including a $2.2 million sale of Legatrin intellectual property, compared to $7.1 million in the third quarter of 2013, an increase of 61%;

•	Net income increased to $3.7 million or $0.34 per diluted share, compared to $1.7 million or $0.11 per diluted share in the year-ago period; and

•	The quarter ended with $16.4 million in cash and cash equivalents.

“The significant year-over-year increase in third quarter revenues reflects growing in-market demand for CRINONE® progesterone gel, resulting in higher product sales to Merck Serono S.A. including a special shipment for one of its higher-volume, higher-margin markets. The quarter’s results also benefited from the monetization of the Legatrin P.M. royalty stream, combined with a full quarter of Molecular Profiles service revenues,” stated Frank Condella, CEO.

“Our investment in business development for the services business is generating a predictable increase in customer requests-for-proposals. We continue to leverage the technical capabilities of Molecular Profiles to advance our extended-release lidocaine vaginal gel development program,” continued Mr. Condella.

Third Quarter Financial Results

Third quarter revenues increased 61% to $11.5 million, as compared to $7.1 million in the same period of 2013. The increase reflects higher product and service revenues in addition to a one-time benefit from the sale of intellectual property rights and technology for Legatrin P.M., which contributed $2.2 million to revenues. Excluding the Legatrin P.M. sale, third-quarter revenues rose 30% year-over-year to $9.3 million.

Product revenues increased 8% to $5.9 million for the three months ended September 30, as compared to $5.5 million in the third quarter of 2013. The increase is primarily driven by a special shipment of CRINONE® (progesterone gel) to one of Merck Serono S.A.‘s (“Merck Serono”) higher-volume, higher- margin markets, as part of a special agreement during the marketing license renewal process. As previously disclosed, Merck Serono built up inventory of CRINONE® during the first three quarters of 2013 in anticipation of a routine license renewal in this one market. During the renewal period, which commenced in the fourth quarter of 2013 and concluded in early September 2014, product could not be shipped without special agreement with local regulatory authorities. Merck Serono received a special agreement in the second quarter, resulting in a third quarter shipment, and normalized shipments under the new marketing license are expected to resume by the end of the fourth quarter.

Service revenues were $2.3 million in the third quarter versus $0.6 million in 2013. Columbia acquired Molecular Profiles Ltd (“Molecular Profiles”) on September 12, 2013, resulting in a shortened third quarter last year.

Royalty revenues were $3.3 million in the quarter, up from $1.0 million in the year-ago period, primarily due to the $2.2 million aforementioned sale of intellectual property rights and technology for Legatrin P.M. Columbia had licensed this product to Lil’ Drug Store Products approximately fourteen years ago. This transaction allowed the Company to monetize the royalty stream and strengthen its balance sheet.

Gross profit for the third quarter of 2014 was $6.4 million, compared to $3.9 million for the same period in 2013, including the contribution of the Legatrin P.M. sale. Gross profit as a percentage of total revenues was 56% for the third quarter of 2014, compared to 55% in the third quarter of 2013. Excluding the impact of the Legatrin P.M. sale, the gross margin was 45%, which is in line with the Company’s normalized gross margin. Both the third quarter of 2013 and 2014 were positively impacted by higher sales of CRINONE®, due to shipments to Merck Serono’s higher-margin, higher-volume market.

Total operating expenses increased to $2.9 million for the third quarter of 2014, compared to $2.6 million in the year-ago period. The rise in operating expenses is due to sales and marketing and other administrative costs related to the recently acquired services business, combined with higher research and development costs to advance the Company’s proprietary product program, partially offset by the acquisition-related costs to acquire Molecular Profiles in the 2013 period.

The Company recorded net income of $3.7 million, or $0.34 per diluted share, for the third quarter of 2014. The result compares to net income of $1.7 million, or $0.11 per diluted share, for the same period of 2013. Non-GAAP Adjusted EBITDA was $4.5 million for the 2014 period which included higher adjustments for depreciation and amortization, stock-based compensation, and severance and relocation expenses. In the third quarter of 2013, Non-GAAP Adjusted EBITDA was $2.5 million and included primarily adjustments for acquisition related costs associated with the purchase of Molecular Profiles, offset with the change in the fair value of warrants.

Cash and cash equivalents were $16.4 million as of September 30, 2014. Cash flow from operations generated during the three month period ended September 30, 2014 was $5.1 million.

Business Highlights

•	The routine marketing license renewal for CRINONE® in one of Merck Serono’s biggest markets was completed in early September. Normalized shipments are expected to resume by the end of 2014. The new license will be in place for five years.

•	George O. Elston, 50, was appointed Chief Financial Officer, effective October 1. Mr. Elston is an experienced finance executive who has been the CFO of several pharmaceutical development and life science companies. He joined Columbia from KBI Biopharma, where he served as Senior Vice President and CFO. Mr. Elston is also a board member at Celldex Therapeutics, Inc. and chair of the audit committee, in addition to serving as a trustee for the Deutsche Bank DBX ETF Trust.

•	Columbia sold the intellectual property rights and technology related to Legatrin P.M. to Lil’ Drug Store Products. The $2.2 million sale monetizes the royalty stream and strengthens Columbia’s balance sheet.

•	COL-1077, an extended release lidocaine vaginal gel for pain related to gynecological procedures, is progressing as Columbia’s next proprietary drug program.

•	Molecular Profiles unveiled the ROADMAP to Clinical Trials platform at the annual CPhI/ICSE Worldwide event in Paris in October. This includes the new enabling technologies screening services which aim to support customers with the rapid development of both standard and complex drug products.

Financial Outlook

“Normalized shipments of CRINONE® to one of Merck Serono’s higher-volume, higher-margin markets are expected to resume by the end of the year, following the completion of the marketing license renewal in early September. In-market sales of CRINONE® continue to be strong, growing at an annualized rate in the mid-teens. Looking forward to 2015, the resumption of normalized shipments should result in an expansion of product sales.”

“We continue to broaden our services offerings including new cutting-edge technical capabilities that we believe will translate into increased revenue over time,” concluded Mr. Condella.

Including the $2.2 million contribution from the Legatrin P.M. sale, the Company now expects full year 2014 revenue growth of 14% to 16%.

Conference Call

As previously announced, Columbia’s management will hold a conference call to discuss financial results for the third quarter ended September 30, 2014, as follows:

Date:	Tuesday, October 28, 2014
Time:	8:30 am EDT

Dial-in numbers:	Toll free: (866) 374-4635 (U.S.) or (855) 669-9657 (Canada)

International: (412) 902-4218
Webcast (live & archive): www.columbialabs.com, under ‘Investor’ or click here

The teleconference replay will be available approximately one hour after completion through Wednesday, November 5, 2014, at (877) 344-7529 (U.S.) or (412) 317-0088 (International). The conference ID for the replay is 10054330. The archived webcast will be available for one year via the aforementioned URLs.

About Columbia Laboratories

Columbia Laboratories, Inc. is a pharmaceutical development company providing formulation development, clinical trial manufacturing, and advanced analytical and consulting services to the pharmaceutical industry. The Company is also leveraging a successful heritage in developing women’s health products and is advancing a proprietary product program. Its most successful product to date, CRINONE® 8% (progesterone gel), is marketed by Actavis, Inc. in the U.S. and by Merck Serono S.A. in over 60 additional countries worldwide. For more information, please visit www.columbialabs.com.

Forward Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “anticipates,” “potential,” “should,” and similar expressions, which are generally not historical in nature. These include all statements relating to expected financial performance and future business or product developments. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These statements are based on management’s current expectations and Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law. For a discussion of certain risks and uncertainties associated with Columbia’s forward-looking statements, please review Columbia’s reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K for the period ended December 31, 2013.

Investor Relations Contact:

MBS Value Partners

Katja Buhrer

+212 661 7004

katja.buhrer@mbsvalue.com

COLUMBIA LABORATORIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
Product revenues	$5,905	$5,456	$12,874	$17,848
Service revenues	2,304	644	7,327	644
Royalties	3,254	995	5,367	2,808
Other revenues	—	31	—	119

Total net revenues	11,463	7,126	25,568	21,419

Cost of product revenues	3,383	2,748	7,762	8,420
Cost of service revenues	1,717	491	5,479	491

Total cost of revenues	5,100	3,239	13,241	8,911

Gross profit	6,363	3,887	12,327	12,508

Operating expenses
Sales and marketing	467	79	1,335	79
Acquisition related expenses	—	947	—	1,440
Research and development	236	—	312	—
General and administrative	2,148	1,594	6,762	5,881

Total operating expenses	2,851	2,620	8,409	7,400

Income from operations	3,512	1,267	3,918	5,108

Interest (expense) income, net	(29)	1	(92)	96
Change in fair value of stock warrants	1	428	380	478
Other income (expense), net	76	25	154	(57)

Income before income taxes	3,560	1,721	4,360	5,625
Income tax (benefit) provision	(110)	3	68	8

Net income	$3,670	$1,718	$4,292	$5,617

Diluted net income per share	$0.34	$0.11	$0.34	$0.46

Diluted weighted average shares outstanding	10,758	11,293	11,355	11,148

Basic net income per share	$0.34	$0.15	$0.38	$0.51

Basic weighted average shares outstanding	10,749	11,138	11,339	10,994

COLUMBIA LABORATORIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2014	2013
	(Unaudited)
Assets:
Cash and cash equivalents	$16,397	$20,715
Accounts receivable, net	5,252	8,097
Inventories	2,857	2,584
Prepaid expenses and other current assets	1,328	831

Total current assets	25,834	32,227

Property and equipment, net	13,482	13,226
Intangibles, net	2,418	2,828
Goodwill	10,982	11,152
Deferred tax assets	917	570
Other noncurrent assets	89	89

Total Assets	$53,722	$60,092

Liabilities and stockholders’ equity:
Accounts payable	$1,134	$2,805
Accrued expenses	2,891	2,488
Deferred revenue	904	754
Note payable	252	250

Total current liabilities	5,181	6,297

Deferred revenue, net of current portion	1,818	2,243
Note payable, net of current portion	3,503	3,745
Common stock warrant liability	—	379

Total Liabilities	10,502	12,664

Commitments and Contingencies
Series C preferred stock	550	550
Total stockholders’ equity	42,670	46,878

Total liabilities and stockholders’ equity	$53,722	$60,092

Non-GAAP Financial Presentation

To supplement our consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Columbia uses non-GAAP measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. The non-GAAP financial measure included in this press release presents adjusted EBITDA, which is a financial measure calculated by excluding from net income: acquisition-related costs; severance and relocation costs; the change in the fair value of common stock warrant liability; depreciation and amortization; stock-based compensation expense; interest expense (income) net; and income taxes. This exclusion may be different from, and therefore not comparable to, similar measures used by other companies.

Columbia’s management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and expenditures that may not be indicative of our core business operating results. Columbia believes that both management and investors may benefit from referring to this non-GAAP financial measure in assessing Columbia’s performance and when planning, forecasting and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to Columbia’s historical performance and our competitors’ operating results. Columbia believes that this non-GAAP measure may be useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

COLUMBIA LABORATORIES, INC.

Reconciliation of GAAP Net Income to Adjusted EBITDA

(Unaudited)

(in thousands)

	Three Months Ended September 30 ,		Nine Months Ended September 30 ,
	2014	2013	2014	2013
Net Income	$3,670	$1,718	$4,292	$5,617

Non-GAAP adjustments to net income:
Depreciation and amortization	515	162	1,464	376
Stock-based compensation expense	111	65	457	338
Change in fair value of common stock warrant liability	(1)	(428)	(380)	(478)
Income tax (benefit) provision	(110)	3	68	8
Severance and relocation	274	18	274	628
Interest expense (income), net	29	(1)	92	(96)
Acquisition-related expenses	—	947	—	1,440

Total Non-GAAP adjustments to net income	818	766	1,975	2,216

Adjusted EBITDA	$4,488	$2,484	$6,267	$7,833